EXHIBIT 5.1

Brent D. Fassett

+1 720 566 4025

fassettbd@cooley.com

February 16, 2017

Miragen Therapeutics, Inc.

6200 Lookout Road

Boulder, CO 80301

Ladies and Gentlemen:

We have acted as counsel to Miragen Therapeutics, Inc., a Delaware corporation f/k/a Signal Genetics, Inc. (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,202,471 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), including (a) 2,311,015 shares of Common Stock (the “2008 Shares”) issuable pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), (b) 1,681,294 shares of Common Stock (the “2016 Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), and (c) 210,162 shares of Common Stock (the “2016 ESPP Shares” and, together with the 2008 Shares and the 2016 Shares, the “Shares”) pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP” and, together with the 2008 Plan and the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses included therein, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof, and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. Our opinion is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation related to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement, and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023

t: (720) 566-4000 f: (720) 566-4099 cooley.com

February 16, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023

t: (720) 566-4000 f: (720) 566-4099 cooley.com